UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.        )*

HEALTH ASSURANCE ACQUISITION CORP.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

42226W109

(CUSIP Number)

February 24, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d–1(b)

☒ Rule 13d–1(c)

☐ Rule 13d–1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42226W109

(1)	Names of reporting persons Sculptor Capital LP
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 2,625,889
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 2,625,889

(9)	Aggregate amount beneficially owned by each reporting person 2,625,889
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 5.00%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 42226W109

(1)	Names of reporting persons Sculptor Capital II LP
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 2,625,889
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 2,625,889

(9)	Aggregate amount beneficially owned by each reporting person 2,625,889
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 5.00%
(12)	Type of reporting person (see instructions) IA

CUSIP No. 42226W109

(1)	Names of reporting persons Sculptor Capital Holding Corp.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power 0
	(6)	Shared voting power 2,625,889
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 2,625,889

(9)	Aggregate amount beneficially owned by each reporting person 2,625,889
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 5.00%
(12)	Type of reporting person (see instructions) CO

CUSIP No. 42226W109

(1)	Names of reporting persons Sculptor Capital Holding II LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,625,889
(7) Sole dispositive power 0
(8) Shared dispositive power 2,625,889
(9)	Aggregate amount beneficially owned by each reporting person 2,625,889
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 5.00%
(12)	Type of reporting person (see instructions) CO

CUSIP No. 42226W109

(1)	Names of reporting persons Sculptor Capital Management, Inc.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0
(6) Shared voting power 2,625,889
(7) Sole dispositive power 0
(8) Shared dispositive power 2,625,889
(9)	Aggregate amount beneficially owned by each reporting person 2,625,889
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 5.00%
(12)	Type of reporting person (see instructions) CO

CUSIP No. 42226W109

(1)	Names of reporting persons Sculptor Master Fund, Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Cayman Islands

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power
	(6)	Shared voting power 1,096,585
	(7)	Sole dispositive power
	(8)	Shared dispositive power 1,096,585

(9)	Aggregate amount beneficially owned by each reporting person 1,096,585
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 2.09%
(12)	Type of reporting person (see instructions) CO

CUSIP No. 42226W109

(1)	Names of reporting persons Sculptor Special Funding, LP
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Cayman Islands

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power
	(6)	Shared voting power 1,096,585
	(7)	Sole dispositive power
	(8)	Shared dispositive power 1,096,585

(9)	Aggregate amount beneficially owned by each reporting person 1,096,585
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 2.09%
(12)	Type of reporting person (see instructions) CO

CUSIP No. 42226W109

(1)	Names of reporting persons Sculptor Credit Opportunities Master Fund, Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Cayman Islands

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power
	(6)	Shared voting power 250,169
	(7)	Sole dispositive power
	(8)	Shared dispositive power 250,169

(9)	Aggregate amount beneficially owned by each reporting person 250,169
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 0.48%
(12)	Type of reporting person (see instructions) CO

CUSIP No. 42226W109

(1)	Names of reporting persons Sculptor SC II LP
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power
	(6)	Shared voting power 1,102,871
	(7)	Sole dispositive power
	(8)	Shared dispositive power 1,102,871

(9)	Aggregate amount beneficially owned by each reporting person 1,102,871
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 2.10%
(12)	Type of reporting person (see instructions) CO

CUSIP No. 42226W109

(1)	Names of reporting persons Sculptor Enhanced Master Fund,Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒
(3)	SEC use only
(4)	Citizenship or place of organization Cayman Islands

Number of shares beneficially owned by each reporting person with:	(5)	Sole voting power
	(6)	Shared voting power 176,264
	(7)	Sole dispositive power
	(8)	Shared dispositive power 176,264

(9)	Aggregate amount beneficially owned by each reporting person 176,264
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions)
(11)	Percent of class represented by amount in Row (9) 0.34%
(12)	Type of reporting person (see instructions) CO

•	Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, is the principal investment manager to a number of private funds and discretionary accounts (collectively, the “Accounts”).

•

Sculptor Capital II LP (“Sculptor-II”), a Delaware limited partnership that is wholly owned by Sculptor, also serves as the investment manager to certain of the Accounts. The Common Stock reported in this Schedule 13G are held in the Accounts managed by Sculptor and Sculptor-II.

•	Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, serves as the general partner of Sculptor.

•	Sculptor Capital Holding II LLC (“SCHC-II”), a Delaware limited liability company that is wholly owned by Sculptor, serves as the general partner of Sculptor-II.

•	Sculptor Capital Management, Inc. (“SCU”), a Delaware limited liability company, is a holding company that is the sole shareholder of SCHC and the ultimate parent company of Sculptor and Sculptor-II.

•	Sculptor Master Fund, Ltd. (“SCMF”) is a Cayman Islands company. Sculptor is the investment adviser to SCMF.

•	Sculptor Special Funding, LP (“NRMD”) is a Cayman Islands exempted limited partnership that is wholly owned by SCMF.

•	Sculptor Credit Opportunities Master Fund, Ltd. (“SCCO”) is a Cayman Islands company. Sculptor is the investment adviser to SCCO.

•	Sculptor SC II LP (“NJGC”) is a Delaware limited partnership. Sculptor-II is the investment adviser to NJGC.

•	Sculptor Enhanced Master Fund, Ltd. (“SCEN”) is a Cayman Islands company. Sculptor is the investment adviser to SCEN.

•	The address of the principal business office of Sculptor, Sculptor-II, SCHC, SCHC-II, and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019.

•

The address of the principal business office of SCMF, SCEN, and SCCO is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way—Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KY1-1103, Cayman.

•	The address of the principal business office of NRMD is c/o MaplesFS Limited, P.O. Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands.

•	The address of the principal business office of NJGC is c/o The Corporation Trust Company 1209 Orange Street, Wilmington DE 19801.

Item 1(a) Name of issuer:

HEALTH ASSURANCE ACQUISITION CORP., a Delaware corporation (the “Issuer”)

Item 1(b) Address of issuer’s principal executive offices:

20 University Road Cambridge, Massachusetts 02138

2(a) Name of person filing:

Sculptor Capital LP

2(b) Address or principal business office or, if none, residence:

9 West 57th Street, New York, New York 10019

2(c) Citizenship:

Delaware

2(d) Title of class of securities:

Class A Common Stock, par value $0.0001 per share

2(e) CUSIP No.: 42226W109

Item 3.	If this statement is filed pursuant to §§240.13d–1(b) or 240.13d–2(b) or (c), check whether the person filing is a:

(a)	[ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	[ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a–8);

(e)	[_] An investment adviser in accordance with §240.13d–1(b)(1)(ii)(E);

(f)	[ ] An employee benefit plan or endowment fund in accordance with §240.13d–1(b)(1)(ii)(F);

(g)	[ ] A parent holding company or control person in accordance with §240.13d–1(b)(1)(ii)(G);

(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a–3);

(j)	[ ] A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J);

(k)

[ ] Group, in accordance with §240.13d–1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J), please specify the type of institution: ________________________________

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 2,625,889

(b) Percent of class: 5.00%

SCHEDULE 13G

(c) Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote 0.

(ii)	Shared power to vote or to direct the vote 2,625,889

(iii)	Sole power to dispose or to direct the disposition of 0

(iv)	Shared power to dispose or to direct the disposition of 2,625,889

Sculptor and Sculptor-II serve as the principal investment managers to the Accounts and thus may be deemed beneficial owners of the Common Stock in the Accounts managed by Sculptor and Sculptor-II. SCHC-II serves as the sole general partner of Sculptor-II and is wholly owned by Sculptor. SCHC serves as the sole general partner of Sculptor. As such, SCHC and SCHC-II may be deemed to control Sculptor as well as Sculptor-II and, therefore, may be deemed to be the beneficial owners of the Common Stock reported in this Schedule 13G. SCU is the sole shareholder of SCHC, and, for purposes of this Schedule 13G, may be deemed a beneficial owner of the Common Stock reported herein.

The percentages reported in this Schedule 13G have been calculated based on 52,500,000 shares of Class A Common Stock, as set forth in the Issuer’s Form 10-Q/A filed January 6, 2022.

Item 5.

Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [    ].

Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person.

See Item 4.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

See Item 4.

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect other than activities solely in connection with a nomination under §240.14a-11.

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 4, 2022

SCULPTOR CAPITAL LP

By:Sculptor Capital Holding Corporation, its General Partner

Signature: /s/ Wayne Cohen

Name: Wayne Cohen

Title: President and Chief Operating Officer

SCULPTOR CAPITAL II LP

By: Sculptor Capital Holding II LLC, its General Partner
By: Sculptor Capital LP, its Member
By: Sculptor Capital Holding Corporation, its General Partner

Signature: /s/ Wayne Cohen

Name: Wayne Cohen

Title: President and Chief Operating Officer

SCULPTOR CAPITAL HOLDING CORPORATION
Signature: /s/ Wayne Cohen

Name: Wayne Cohen

Title: President and Chief Operating Officer

SCULPTOR CAPITAL HOLDING II LLC
Signature: /s/ Wayne Cohen

Name: Wayne Cohen

Title: President and Chief Operating Officer

SCULPTOR CAPITAL MANAGEMENT, INC.

Signature: /s/ Wayne Cohen

Name: Wayne Cohen

Title: President and Chief Operating Officer

SCULPTOR MASTER FUND, LTD.

By: Sculptor Capital LP, its investment manager

By: Sculptor Capital Holding Corporation, its General Partner

Signature: /s/ Wayne Cohen

Name: Wayne Cohen

Title: President and Chief Operating Officer

SCULPTOR SPECIAL FUNDING, LP

By: Sculptor Capital LP, its investment manager

By: Sculptor Capital Holding Corporation, its General Partner

Signature: /s/ Wayne Cohen

Name: Wayne Cohen

Title: President and Chief Operating Officer

SCULPTOR ENHANCED MASTER FUND, LTD.

By: Sculptor Capital LP, its Investment Manager

By: Sculptor Capital Holding Corporation, its General Partner

Signature: /s/ Wayne Cohen

Name: Wayne Cohen

Title: President and Chief Operating Officer

SCULPTOR CREDIT OPPORTUNITIES MASTER FUND, LTD.

By: Sculptor Capital LP, its Investment Manager

By: Sculptor Capital Holding Corporation, its General Partner

Signature: /s/ Wayne Cohen

Name: Wayne Cohen

Title: President and Chief Operating Officer

SCULPTOR SC II LP

By: Sculptor Capital II LP, its Investment Manager
By: Sculptor Capital Holding II LLC, its General Partner
By: Sculptor Capital LP, its Member
By: Sculptor Capital Holding Corporation, its General Partner

Signature: /s/ Wayne Cohen

Name: Wayne Cohen

Title: President and Chief Operating Officer